UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 12, 2005

Empire Energy Corporation International

(Exact name of registrant as specified in its charter)

Nevada	1-10077	87-0401761
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11011 King Street, Suite 260

Overland Pak, KS 66210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (913) 384-2599

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition.

The Company, pursuant to the exchange offer set out in the Bidder’s Statement previously described in the Company’s Form 8-K submitted on March 7, 2005, stopped accepting tendered ordinary shares of Great South Land Minerals Limited (“GSLM”) post-marked after Thursday, April 7, 2005. As previously disclosed, the offer was for all of the issued and outstanding GSLM shares, with a minimum tender condition of 50% on a one share of its Class A common stock for each one ordinary share of GSLM basis. As disclosed in the Company’s Form 8-K submitted on March 24, 2005, this condition was met by March 23, 2005. As of Friday, April 15, 2005, the Company has received a report from the transfer agent that it has received acceptances in excess of 95% of the issued and outstanding GSLM shares.

GSLM has an exclusive license, SEL 13/98, to explore a substantial area in the Australian state of Tasmania for oil and gas reserves. Reports from certain third parties have supported GSLM’s belief that the data collected suggests exploitable reserves. Whether this will be true and whether the exploitable reserves will be economically viable are still uncertain. The provisions of the license require certain exploration expenses with which the Company intends to comply.

Malcolm Bendall, chairman and chief executive officer of the Company, served as a director and significant shareholder in GSLM. Mr. Bendall indirectly had an interest in over 7.7 million GSLM shares representing around 12% of the issued and outstanding GSLM ordinary shares. All of these shares were tendered in the exchange offer, which would represent approximately 11% of the Company’s issued and outstanding capital stock. Mr. Bendall also has vested stock options for 50,000 shares exercisable at AUD$0.01 and expiring on December 31, 2005. Mr. Bendall has unvested options for a further 6,000,000 shares expiring on September 30, 2005 and which are contingent on GSLM raising no less than AUD$15 million (net) by the expiration date. In addition to Mr. Bendall’s options, the Company has issued to certain GSLM officers and directors vested options to acquire 400,000 Empire Class A shares on the same terms as Mr. Bendall’s vested options. The Company has also issued to certain GSLM officers and directors unvested options to acquire 3,000,000 Empire class A shares on the same terms as Mr. Bendall’s unvested options.

Certain other information about the offer is set out in response to Item 3.02 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Certain information responsive to this Item 3.02 is set out in response to Item 2.01 above and is hereby incorporated by reference.

The Company, in reliance on the exemption provided by Rule 802 of the Securities Act, issued 60,180,904 shares of Class A Common Stock in consideration for an equal number of GSLM ordinary shares. The Company confirmed availability of Rule 802 by reviewing the shareholder register of GSLM and confirming US holders owned less than 10% of the GSLM ordinary shares, by permitting US holders to participate equally in the offer, by disseminating the bidder’s statement and accompanying documents equally to US holders, by timely filing a Form CB and by including appropriate legends in the bidder’s statement. The offer was made under Australian laws by issuing a bidder’s statement to all of the GSLM shareholders.

On April 15, 2005, the Company approved a resolution to acquire the balance of the non-tendering GSLM shares by way of a compulsory acquisition which will, as required by Australian law, be on the same terms and will result in the issue of a further 2,245,878 shares of Class A Common Stock.

Item 7.01	Regulation FD Disclosure

The Company issued a press release announcing the close of the offer on Monday, April 18, 2005, which is attached as Exhibit 99.1 and incorporated herein by reference. As set out in that press release, the Company’s board has approved a compulsory acquisition under Australian law to acquire the remaining shares of GSLM.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are furnished as part of this report:

Exhibit Number	Description

99.1	Press release dated April 18, 2005

99.2	US-GAAP-reconciled financial statements of GSLM

99.3	US-GAAP-reconciled pro-forma financial statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Date: April 18, 2005	By:	/s/ J.C. Garrison
John Garrison Director

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